                                                                   EXHIBIT 10.50

COMPUTER SERVICES AGREEMENT

THIS AGREEMENT, made this 31st day of August, 1994, by and between ARIS Corporation, who is an [blank line] corporation but, for purposes of convenience only is hereinafter referred to as "Consultant," and Tosco Northwest Company, its subsidiaries and affiliates, a division of Tosco Corporation, a Nevada corporation with its principal office located at 72 Cummings Point Road, Stamford, CT 06902, hereinafter referred to as the "Company".

W I T N E S S E T H

In consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. The Consultant agrees to make available to the Company the services of specific employee(s) of the Consultant (hereinafter called the "employee(s)") as specified in the written purchase orders issued by the Company and accepted in writing by the Consultant with reference to this Agreement (hereinafter referred to as the "work").

2. Each purchase order hereunder shall refer to this agreement, shall be governed by the terms and provisions hereof without regard to any of the terms and provisions printed on the reverse side of such purchase order and shall indicate the scope of and include any required data or specifications for the work to be performed pursuant thereto. The Consultant shall not proceed with any phase of any work prior to the receipt of a purchase order describing such work and written acceptance of such purchase order. The Consultant shall not accumulate charges, and the Company shall not be liable for payments, above the amount specifically authorized by purchase orders issued hereunder. Upon mutual written agreement, an alternate form may from time to time be substituted for the purchase order subject to the same provisions as such purchase order.

3. The employee(s) requested by the Company shall perform the work as specified by the Company, under the direction of the Company's Representative in accordance with written standards and specifications supplied by the Company; except that in the absence of any written standards or specifications, any work performed shall be performed in accordance with Consultant's standards and specifications.

4. It is understood that Consultant's obligations under this Agreement are to provide the employee(s) in accordance with the terms hereof only, which employee(s) shall perform the work required with good workmanship in the arts, skill and trade consistent with generally accepted data processing procedures. No increase or decrease in the scope of the work or any modification of the specifications shall be made by the Company or the Consultant except by written mutual agreement signed by both parties. Any inspection or approval by the Company of any work done hereunder, or failure of the Company to so inspect or approve, shall not be deemed an acceptance of defective work or relieve the Consultant of its obligations and liabilities with respect to such work.

5. Consultant agrees that any data furnished by the Company and all programs, tapes and specifications made in connection with the processing of the Company data shall be treated and maintained by Consultant and its employees as confidential information and Consultant will not disclose the same to anyone unless Consultant has first received the Company's written consent, except to the extent any information or data is now known to the general public by acts not attributable to Consultant, or is made available to Consultant as a matter of right be any third party. Consultant further agrees to advise any of its employees assigned to work hereunder of the provisions of this paragraph and, at the request of Company, to request such employees sign a statement acknowledging the provisions herein.

6. No publication or public announcement of this Agreement or of any result of work performed hereunder shall be made by consultant except in accordance with the Company's written consent and approval. Any and all information, programs, tapes, specifications and documentation which is developed as a result of the performance of the work hereunder or as a result of disclosure of confidential information to Consultant and which is not published in the public domain or otherwise generally and properly available to others shall be the sole and exclusive property of the Company and Consultant shall make no commercial use of such information or development except in the performance of work hereunder without the Company's prior written consent.

7. Any and all inventions and/or improvements and/or discoveries and/or studies, programs and other deliverable products whether patentable or not, which the Consultant or any employee of the Consultant conceives and/or makes in the course or performance of work under any purchase order hereunder or within one (1) year after the completion of such work and (1) as a result of the performance of such work, or (2) as the result of the knowledge obtained by the Consultant or such employee of any technical information covered by the confidentiality provisions of paragraphs 5 and 6 above, shall be the sole and exclusive property of the Company, and the Consultant shall promptly disclose and cause to be disclosed to the Company, all such inventions, improvements and discoveries and at the election of the Company cause the execution and assignment to the Company of patent applications and letters patent thereon. If the Company elects not to cause to be filed a patent application and notifies the Consultant in writing to that effect, the Consultant and/or its employee shall be free at its own cost to file an application thereon, but the Company and its licensees shall have the non-transferable, royalty-free, nonexclusive licenses thereunder. Work produced under this Agreement shall be considered "work for hire" as defined by copyright law, and for any work not so defined, copyright is hereby transferred to Company. Consultant shall have the burden of bringing to Company's attention, in writing, any portion or sub-routine of any program that is developed under this Agreement that was in Consultant's possession prior to the date of this Agreement. If such notice is not received by Company, it is agreed by Consultant that the entire program is "developed" under this agreement. For those items so identified, Consultant agrees that Company has the unrestricted free right to use for whatever purposes these items.

8. The Company shall have access at all reasonable times to all work done and product made by or for the Consultant hereunder and such work and product shall be the times. The Consultant shall turn over to the Company all such work done and product made upon request of the Company at any time during the progress of the work or at the expiration or termination of the work to be performed under any purchase order hereunder.

9. The Consultant shall perform all of the work specified in any purchase order hereunder as an independent contractor, and nothing contained in this Agreement shall be deemed to constitute the Consultant and/or its employees as the agents or representatives of the Company for any purpose whatsoever. The Consultant shall have no authority to incur any obligations, contractual or otherwise, in the name of the Company or on behalf of or for the account of the Company. Consultant shall not subcontract any portion of the work without first obtaining the written approval of the Company. Only full time employees of Consultant may be assigned to the work unless prior written consent has been assigned to perform work under a purchase order, such employees shall not be replaced except in accordance with Paragraph 13.c or due to causes beyond the reasonable control of Consultant. The Consultant agrees to maintain Worker's Compensation or Employer's Liability Insurance sufficient to comply with all applicable provisions of the Worker's Compensation laws of the state or states where the work, or any portion thereof, is performed and will supply Company with an insurance certificate verifying the coverage upon execution of this Agreement.

10. The Consultant agrees to indemnify and save the Company harmless from and against any and all loss, cost, damage, expense or liability which the Company may suffer or sustain or be liable for, and from and against any and all claims, demands, and suits for injury to or death of any person, including employees of the Company and the Consultant, and for damage, destruction and loss of use of property, including property of the Company and Consultant, caused or alleged to have been caused, directly or indirectly, by any and all acts or omissions of the Consultant, its employees, arising out of or connected with the work performed under any purchase order hereunder, and the Consultant shall defend any such claims or suit asserted against the Company at the Consultant's sole expense, provided that the Company shall have the right, at its option and at its own expense, to participate in the defense of such claim or suit and to employ counsel of its own choosing for such purpose. The foregoing indemnity shall apply only to acts or omissions of the Consultant during the actual period of performance of work upon the Company's property.

11. During the term of this Agreement, Consultant will carry Workers' Compensation insurance in compliance with all State and Federal laws. If any of the work to be performed under any purchase order hereunder requires the Consultant and/or its employees to enter upon any property of the Company, the Consultant agrees that (a) it and its employees will comply with the applicable safety rules and regulations of the particular location where the work is to be performed, and the Company agrees that said safety rules and regulations shall be made available to the Consultant before the commencement of performance of any such work and (b) before entering upon such property, it will maintain and keep in force during the performance of the work Comprehensive General Liability, including Contractual Liability coverage and Automobile Liability, on all owned, non-owned or hired vehicles, in amounts as specified on the subject purchase order, or in the absence of any amounts on the purchase order of at least $100,000 for injuries to each person, and $300,000 for each occurrence, and $100,000 for property damage. Such insurance shall contain endorsements waiving the insurer's rights of subrogation against Company and shall name the company as an additional insured. Consultant shall furnish Company insurance certificates certifying that insurance coverages specified herein are in force and that Company will be given thirty (30) days written notice prior to any cancellation or material change.

12. All materials, supplies, facilities and services required by the employee(s) to perform the work assigned by the Company's Representative shall be provided at the Company's sole expense. On completion of work performed hereunder, the employee(s) shall return all remaining materials and supplies to Company in the same condition as when received, ordinary usage wear and tear excepted.

13. The employee(s) provided by Consultant to the Company under this Agreement shall be subject to the following:

a) Employees shall work forty hours per week (based on an eight hour day of five working days per week) unless overtime work is authorized by the Company's Representative in writing. For the purpose of computing the hours worked, any travel time by employee(s) shall not be considered as time worked. In addition, the Company shall be credited with any absence due to recall by Consultant, holidays, sick leave, or other absence whether authorized or otherwise.

b) A working day shall be considered Monday through Friday between the hours of 7:30 A.M. to 4:00 P.M. exclusive of Company's recognized holidays unless other hours are mutually agreed to.

c) In the event the Company is dissatisfied with the work of any employee(s), the Company shall have the right, upon written notice first given, to have such employee(s) replaced; upon receipt of such written notice, Consultant will withdraw such employee(s) from the work and replace the same with like employee(s) acceptable to the Company within seven (7) days. If the Consultant is unable to supply replacement within seven (7) days, the Company will then be free to select a replacement from any other source deemed appropriate by the Company.

d) The employee(s) will complete a time card or such accounting forms as may be requested by the Company to enable the Company to reconcile the number of hours the employee(s) is engaged in the work hereunder.

e) The Company agrees to pay to Consultant an hourly charge for the employee(s) as specified in the purchase order. In the event overtime work is authorized by the Company Representative, the hours will be chargeable at the same rate as regular hours. In no event will overtime be chargeable if the employee(s) does not receive overtime compensation at a rate of at least his normal rate. On request, Consultant will provide Company with information on the employee(s) regular and overtime rates.

f) Consultant shall correctly invoice the Company for any charges incurred hereunder on a monthly basis. A correct invoice is one that references the correct purchase order number, is correctly addressed per the instructions on such purchase order, shows correct pricing, extensions, and/or discounts, has signed time sheets attached as requested by Company, and any other supporting documentation necessary to explain the charges. Such invoices shall be due and payable within thirty (30) days after receipt.

g)   Reimbursable Costs:

 In the event the Company requires Consultant's employee(s) to travel outside the metropolitan area where the services are being performed,

Consultant shall be reimbursed for its actual cost incurred subsequent to the effective date of purchase order and paid by Consultant for the items listed below. Said costs shall exclude all profits to Consultant and are reimbursed only if directly related to and required for performance of Services and approved in advance in writing by Company.

g.1) Rail, tourist air travel, rental car, and long distance telephone calls shall be billed at actual cost to and paid by Consultant. All travel and car rentals shall be subject to the prior written approval by Company.

g.2) Reasonable living expenses while performing Services requiring travel shall be billed at actual cost paid by and reimbursed to Consultant's employee by Consultant. Liquor and entertainment expenses are specifically disallowed. Meals and/or entertainment for Company personnel are specifically disallowed.

g.3) Reasonable costs for lodging shall be limited to a single person standard room rate. In locations where Company obtains special rates, reservations should be made in accordance with Company's guidelines. Company will assist in securing said rates by making lodging arrangements on request of Consultant.

g.4) Receipts must be attached for any expenditure over $25.00 and for any meals other than the individuals who is requesting reimbursement. Insofar as practical, such receipts shall be originals.

g.5) Personal expenditures such as newspaper, laundry, shoeshine and sundries are not reimbursable expenses.

g.6) Costs associated with non-project personnel, e.g., spouses and children, are not reimbursable expenses.

g.7) Neither the review, certification or approval, nor the payments by Company of any invoice shall preclude the right of Company from thereafter disputing any of the items involved. Company may withhold payment on matters lacking proper support until such support is received. Disputed items will be deducted from invoices by the Company and referred to Consultant for clarification to avoid delay in payment of undisputed items.

14. The Company shall designate in each purchase order hereunder its representative who shall have authority and responsibility to define and agree upon the scope and specification of the work and the phases of the work to be performed from time to time, to make changes in the specifications of the work, to require and receive reports of the progress of the work, to give and receive notices, to inspect the work and to terminate the performance of the work or any phase thereof in accordance with the provisions of this Agreement.

15. The Company shall have the right to terminate this agreement without charge, or any purchase order or orders, in whole or in part, and the work being performed thereunder, with or without cause at any time by giving written notice thereof to the Consultant. No such termination shall affect the rights or obligations of either party hereto with respect to the work performed prior to the termination, or the Company's obligation to pay in full all amounts due to the Consultant by the Company for work performed prior to the termination in accordance with this Agreement and/or any purchase order hereunder. Any purchase order hereunder and any work being performed thereunder shall automatically terminate, without necessity of notice if the Consultant shall make assignment for the benefit of creditors or be adjudicated a bankrupt, or file a voluntary petition in bankruptcy or in corporate reorganization, or if a receiver shall be appointed for any of its assets. Termination of any purchase order hereunder or any work being performed thereunder shall not terminate the Consultant's obligations under paragraphs 3, 5, 6, 7, 9, 10, and 11 above or release either party from any consequence of a breech by it or any of its obligation under this Agreement which shall have occurred prior to such termination. The Consultant shall have the right to terminate this Agreement without charge by giving a sixty (60) day written notice thereof to the Company, such termination to be effective only upon the completion of all work to be performed under purchase order or orders then existing hereunder.

16. During the performance of all the work herein provided for, the Consultant at all times shall comply with any and all laws and any and all rules, regulations and orders of public authority applicable thereto, whether federal, state, or local, including but not limited to federal and state social security laws. Consultant shall file all reports required to be filed in the name of Consultant and pay all taxes, fees and charged required by such laws, rules, regulations, and orders, and shall without reimbursement by Company, indemnify Company against any and all liabilities and penalties by reason of any failure on the part of the Consultant to comply with any such laws, orders, rules, and regulations.

17. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are not other agreements or understandings, written or oral, between the parties relating to the subject matter of this Agreement and that this Agreement may be amended or modified only by written agreement between the parties signed below or their designees; provided, that all terms and conditions additional to those contained herein may be expressly set forth in any purchase order issued and accepted hereunder.

18. This Agreement or any obligations thereunder cannot be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld.

19. Consultant agrees to fully comply with all provisions of Executive Order 11246 (non-Segregated facilities). Executive orders 11246 and 11375 (Equal Opportunity), Title 41 Section 60-1.7 of the code of Federal Regulations (41 CFR 60-1.7) et seq. (Employer Information Report), 41 CFR 60-1.40 et seq. (Affirmative Action), 41 CFR 60-250.4 et seq. (Disabled and Vietnam Era Veterans), and 41 CFR 60-741.4 et seq. (Handicapped Workers) are hereby incorporated by reference and made a part of this Agreement.

20. The construction, validity and interpretation of this Agreement shall be governed under the laws of the State of Washington.

21. If any provision of this Agreement is held by any Court to be invalid, void or unenforceable, the remaining provisions shall never the less continue in force.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written,

TOSCO NORTHWEST COMPANY                     CONSULTANT
/s/ Karen E. Beebe                          /s/ John Young Song
Procurement Associate                       Director, Business Development
8/31/94


ARIS Corporation Professional Services Agreement

This Professional Services Agreement (the "Agreement") is between ARIS Corporation ("ARIS") and Tosco Northwest Company ("Client").

1.   Services

ARIS Corporation will provide to Client the Services specified on a standard ARIS Work Order or Client Purchase Order, under the terms of this Agreement. Each Work Order or Purchase Order shall specify the Services and applicable fees, and will be governed by the terms of this Agreement.

2.   Fees for Services

Unless otherwise specified in the applicable Work Order or Purchase Order, Services shall be provided to Client on a time and material basis ("T&M"). Rates must be specified on the attached Rate Structure or on a standard Work Order. If a dollar limit is stated in the applicable Work Order or Purchase Order, the limit shall be deemed an estimate for Client's budgeting and ARIS' resource scheduling purposes; after the limit is expended, ARIS will continue to provide the Services on a T&M basis if a Work Order or Purchase Order for continuation of the Services is signed by the parties.

3.   Incidental Expenses

Unless otherwise stated in the Work Order, Client shall reimburse ARIS for reasonable travel, communications, and out-of-pocket expenses incurred in conjunction with the services. There shall be a 10 percent surcharge for administrative and tax costs.

4.   Invoicing and Payment
ARIS shall invoice Client monthly, unless otherwise expressly specified in a Work Order or Purchase Order. Charges shall be payable thirty (30) days from the date of invoice and shall be deemed overdue if they remain unpaid thereafter.

5.   Taxes
The charges do not include taxes. If ARIS is required to pay any federal, state, or local taxes based on the Services provided under this Agreement, the taxes shall be billed and paid by Client; this shall not apply to taxes based on ARIS' income.

6.   Term

This Agreement shall commence on its Effective Date. Either party may terminate this Agreement at any time by providing the other party with written notice. Any Work Order outstanding at the time of termination shall continue to be governed by this Agreement as if it had not been terminated.

7.   Warranty
ARIS warrants that the Services will be performed consistent with generally accepted industry standards.

8.   Limitations on Warranty

Client must report any deficiencies in the services to ARIS in writing within thirty (30) days of completion of the services in order to receive warranty remedies. The warranty herein is exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose.

 9.  Exclusive Remedy

For any breach of the above warranty, Client's exclusive remedy, and ARIS' entire liability, shall be the reperformance of the Services. If ARIS is unable to reperform the Services as warranted, Client shall be entitled to recover the fees paid to ARIS for the deficient services.

10.  Relationship between the Parties

ARIS is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Each party will be solely responsible for payment of all compensation owed to its employees, as well as employment related taxes. Each party will maintain appropriate worker's compensation for its employees as well as general liability insurance.

11.  Authority to Enter Into Agreement

Each party to this Agreement has the authority to enter into and form this Agreement. The individuals signing the Agreement have the authority to act as agents of their respective organizations. Each party acknowledges that they have read this Agreement and will abide by it.

12.  Force Majeure

Neither party will be considered to be in default of this agreement as a result of events beyond their reasonable control. For purposes of this Agreement, such acts shall include, but are not limited to, acts of God, catastrophe, or other "force majeure" events beyond the parties' reasonable control.

13.  Assignment of Contract

The Client may not assign the Agreement or its responsibility for payments to any organization, without written approval by ARIS. ARIS may not assign its responsibilities for performance under the Agreement to any organization without written approval of the Client.

14.  Hold Harmless; Indemnity

ARIS asserts it possesses all the rights and interests in the licensed software necessary to enter into this agreement, and shall indemnify and hold Client, its agents and employees harmless from any loss, damage or liability for infringement of any United States patent right or copyright with respect to the use of the licensed software; provided that ARIS is notified in writing within ten calendar days of suit or claim against Client, that Client permits ARIS to defend, compromise or settle said claim of infringement and give Vendor all available information, assistance and authority to enable ARIS to do so, provided Client fully observes all terms and conditions of this Agreement.

Client asserts it possesses all the rights and interests in the licensed software necessary to enter into this Agreement, and shall indemnify and hold ARIS, its agents and employees harmless from any loss, damage or liability for infringement of any United States patent right or copyright with respect to the use of the licensed software; provided that Client is notified in writing within ten calendar days of suit or claim against ARIS, that ARIS permits Client to defend, compromise or settle said claim of infringement and give Client all available information, assistance and authority to enable Client to do so, provided ARIS fully observes all terms and conditions of this Agreement.

15. Confidentiality and Non-Disclosure Except as legally required, the parties agree that neither party shall directly or indirectly disclose or use any Confidential Information without prior written permission from the other party.

"Confidential Information" means any type of confidential or proprietary information or material disclosed to or known by the recipient of such information ("Recipient") as a consequence of or through its relationship with the party disclosing such information, and consisting of information conceived, originated, discovered, or developed in whole or in part by Recipient, which is not generally known by non-Subject Party personnel, including but not limited to information which relates to research, development, trade secrets, know-how, inventions, technical data, hardware, software, source codes, object codes, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling, business labs or strategies, and information entrusted by third parties to the party disclosing such information.

16.  Nonsolicitation of Employees

During the period that this Agreement is in effect and for a period of six
(6) months after termination or expiration thereof, each party agrees not to solicit for employment any technical or professional employees of the other party assigned to work on the Project without the prior written approval of the other party. The parties further agree to include the provision in any resultant contract or subcontract.

17.  Insurance and Risk of Loss
The Client bears all responsibility for damages to their equipment and facilities.

ARIS will hold Client harmless for any liability to ARIS employees who may be injured while on Client's site, for whatever purpose.

18.  Survival of Rights

The rights and responsibilities of sections 14 and 15 shall survive the termination of this Agreement.

19.  Severability
All provisions of this Agreement are severable and no provision hereof shall be affected by the invalidity of any other such provision.

20.  Governing Law; Attorney's Fees; Venue

This Agreement shall be governed by and construed in accordance with the laws of the state of Washington. In the event of a dispute over this Agreement, the prevailing party shall recover its reasonable attorneys' fees and costs from the breaching party. Venue shall be in King County, Washington.

21.  Entire Agreement

This Agreement constitutes the complete agreement between the parties and supersedes all previous and contemporaneous agreements, proposals, or representations, written or oral, concerning the subject matter of this Agreement. Neither this Agreement nor a Work Order or Purchase Order may be modified or amended except in writing signed by a duly authorized representative of each party: no other act, document, usage, or custom shall be deemed to amend or modify this Agreement, a Work Order, or Purchase Order. It is expressly agreed that any terms and conditions of Client's purchase order shall be superseded by the terms and conditions of this Agreement and the applicable Work Order.


The Effective Date of this Agreement shall be [blank line]


The following individuals, by signing, agree to enter into this Professional Services Agreement and to be bound by its provisions.


ARIS Corporation                                 Tosco Northwest Company
/s/ John Song                                    /s/ Karen E. Beebe
Director, Business Development                   Procurement Associate


EXHIBIT A
Contractor Insurance Requirements

Type of Insurance:   Workers Compensation Employer's Liability
Minimum Limits:     Statutory; $500,000/occurrence

Special Provisions: (1) If coverage is provided by a State Fund or if CONTRACTOR has qualified as a self-insurer, separate certification must be furnished that coverage is in the State Fund or that CONTRACTOR has approval to be a self-insurer. (2) Any policy of insurance must contain a provision or endorsement providing that the insurer's rights of subrogation against OWNER and its employees are waived. This provision shall not be applicable where prohibited or limited by the laws of the jurisdiction in which the work is to be performed.

Type of Insurance:   Comprehensive General Liability
Minimum Limits:    $1,000,000 combined single limit each occurrence for
bodily injury and property damage; $1,000,000 combined single-limit---annual aggregate for completed operations products.

Special Provisions: This insurance policy and any extensions or renewals thereof must contain the following provisions or endorsements: (1) OWNER is an additional insured thereunder as respects liability arising out of or from the WORK performed by CONTRACTOR for OWNER; (2) The insurance coverage is primary to any comparable liability insurances carried by OWNER.

Type of Insurance:  Automobile Liability (Owned, Hired and Non-owned
Vehicles)
Minimum Limits:     $1,000,000 combined single limit each occurrence for
bodily injury and property damage.

Special Provisions: This insurance policy and any extensions or renewals thereof must contain the following provisions and endorsements: (1) OWNER is an additional insured thereunder as respects liability arising out of or from the work performed by CONTRACTOR for OWNER; (2) The insurance coverage is primary to any comparable liability insurances carried by OWNER.